GULFPORT ENERGY CORPORATION
                         6307 Waterford Blvd., Suite 100
                          Oklahoma City, Oklahoma 73118


                              INFORMATION STATEMENT


                          ----------------------------


        This Information Statement is being furnished to the stockholders of Gulfport Energy Corporation, a Delaware corporation (the "Company"), in connection with proposed amendments to the Company's certificate of incorporation ("Amendment") to reduce the number of authorized shares of Common Stock from 250,000,000 to 15,000,000 and the election of five directors for the coming year.

        The Board of Directors of the Company believes that approval of the Amendment is in the best interest of the Company and its stockholders. Accordingly, on June 30, 1999, the Board of Directors unanimously approved the adoption of the Amendment. On July 27, 1999, the Board of Directors also nominated five persons to serve on the Board of Directors of the Company for the coming year.

        Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required to approve the Amendment. On September 8, 1999, in accordance with Delaware law, the holders of a majority of the outstanding shares of the Company's Common Stock executed a written consent approving the Amendment and electing the five directors for the next year. ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE NOT REQUESTED TO SEND US A PROXY. Holders of the Company's Common Stock do not have appraisal rights in connection with the approval of the Amendment.

        Under applicable federal securities law, the Amendment cannot be effected until at least twenty calendar days after this Information Statement has been sent or given to the Company's stockholders.

        As of September 1, 1999, the Company had outstanding 3,445,400 shares of Common Stock. Each share of Common Stock entitles the owner thereof to one vote upon each matter submitted to a vote of stockholders. August 15, 1999 has been fixed as the record date (the "Record Date") for the determination of the Company stockholders entitled to notice of, and to vote, upon the Amendment.

        This Information Statement is being furnished by the Company and was first mailed on or about October 18, 1999 to the holders of the Company Stock as of the close of business on the Record Date.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
                SECURITIES COMMISION HAS PASSED UPON THE ACCURACY
                 OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY
                  REPRESENTATIONS TO THE CONTRARY IS UNLAWFUL.

           The date of this Information Statement is October 18, 1999.

DECREASE OF AUTHORIZED COMMON STOCK

At a meeting held on June 30, 1999, the Board of the Company approved, declared it advisable and in the best interest of the Company and its stockholders, and voted to recommend to the stockholders that the number of authorized shares of Common Stock of the Company be decreased by amending

        (1) the first paragraph of Article Four of the Certificate of Incorporation to read in its entirety as follows:

        "The Corporation is hereby authorized to issue a total of sixteen million (16,000,000) shares of capital stock which shall be subdivided into classes as follows:";

        (2) the first sentence of subparagraph (a) of Article 4 to read in its entirety as follows:

        "Fifteen million (15,000,000) shares of the Corporation's capital stock shall be denominated as Common Stock, have a par value of $0.01 per share, and have the rights, powers and preferences set forth in this paragraph."

        On September 8, 1999, in accordance with Delaware law, the holders of a majority of the outstanding shares of the Company's Common Stock executed a written consent approving the Amendment. ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE NOT REQUESTED TO SEND US A PROXY. Holders of the Company's Common Stock do not have appraisal rights in connection with the approval of the Amendment.

        The Amendment will decrease the authorized number of shares of the Company from 251,000,000 to 16,000,000, and the authorized number of shares of Common Stock from 250,000,000 to 15,000,000. The Amendment will be filed with the Secretary of State of Delaware and become effective twenty days after this Information Statement is mailed to the Company's stockholders.

        In March 1999, the Company conducted a 50 to 1 reverse stock split reducing the issued and outstanding shares of Common Stock from 172,260,305 to 3,445,400. On September 15, 1999 the Company conducted a Regulation D Offering issuing an additional 6,700,000 shares and thereby increasing the outstanding shares to 10,145,400. The Company's franchise tax is calculated based on the number of outstanding authorized shares. The Board of Directors believes that paying taxes on approximately 240,000,000 unissued authorized shares is not in the best interest of the Company. The Board of Directors believe that for tax purposes and other benefits expected to be received, the authorized number of shares of Common Stock should be decreased to 15,000,000.

ELECTION OF DIRECTORS

        On July 27, 1999 the Board of Directors nominated five persons to serve on as the Board of Directors of the Company for the coming year. On September 8, 1999, in accordance with Delaware law, the holders of a majority of the outstanding shares of the Company's Common Stock executed a written consent electing the five nominated persons as Directors of the Company. Each director will serve until the next annual meeting or until he is succeeded by another qualified director who has been elected.

        All five of the persons elected are now members of the Board of Directors. The following information about the directors was provided by the directors:

Biographical Information

The following table sets forth the name and age of each director and his principal position with the Company.


NAME                                       AGE            POSITION

Mark Liddell..........................      44           President and Director
Mike Liddell..........................      45           Chairman of the Board,
                                                         Chief Executive Officer
                                                         and Director
Robert E. Brooks.....................       50           Director
David L. Houston....................        45           Director
Mickey Liddell........................      38           Director



        Mark Liddell has served as a director of Gulfport since July 11, 1997 and as its President since April 28, 1998. Until April 28, 1998, Mr. Liddell held the position of President of DLB Oil & Gas, Inc., a position he held since October 1994. Mr. Liddell was Vice President of DLB from 1991 to 1994. From 1985 to 1991, he was Vice President of DLB Energy. Since March 1999, Mr. Liddell has served as a director of Cogeneration Corporation of America, a publicly traded company. From November 1997 to April 1999, Mr. Liddell served as a director of Bayard Drilling Technologies, Inc., a publicly held drilling company, from 1991 to May 1995, Mr. Liddell served as a director of TGX Corporation, a publicly held oil and gas company, and from 1989 to 1990, he served as a director of Kaneb Services, Inc., a publicly held industrial services and pipeline transportation company. He received a B.S. degree in education and a J.D. degree from the University of Oklahoma. He is the brother of Mike Liddell and Mickey Liddell.

        Mike Liddell has served as a director of Gulfport since July 11, 1997, as Chief Executive Officer since April 28, 1998 and as Chairman of the Board since July 28, 1998. In addition, Mr. Liddell served as Chief Executive Officer of DLB Oil & Gas, Inc. from October 1994 to April 28, 1998, and as a director of DLB from 1991 through April 1998. From 1991 to 1994, Mr. Liddell was President of DLB. From 1979 to 1991, he was President and Chief Executive Officer of DLB Energy. He received a B.S. degree in education from Oklahoma State University. He is the brother of Mark Liddell and Mickey Liddell.

        Robert E. Brooks has served as a director of Gulfport since July 11, 1997. Mr. Brooks is currently a partner with Brooks Greenblatt, a commercial finance company located in Baton Rouge, Louisiana that was formed by Mr. Brooks in July 1997. Mr. Brooks is a Certified Public Accountant and was Senior Vice President in charge of Asset Finance and Managed Assets for Bank One, Louisiana between 1993 and July 1997. He received his B.S. degree from Purdue University in mechanical engineering in 1969. He obtained graduate degrees in finance and accounting from the Graduate School of Business at the University of Chicago in 1974.

        David Houston has served as a director of Gulfport since July 1998. Since 1991, Mr. Houston has been the principal of Houston & Associates, a firm that offers life and disability insurance, compensation and benefits plans and estate planning. Prior to 1991, he was President and Chief Executive Officer of Equity Bank for Savings, F.A., a $600 million, Oklahoma-based savings bank. He currently serves on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, and is the former chair of the Oklahoma State Ethics Commission and the Oklahoma League of Savings Institutions. He received a Bachelor of Science degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University.

        Mickey Liddell has served as a director of Gulfport since January 1999. Mr. Liddell is currently the President of Banner Entertainment, Inc., a motion picture production company in Los Angeles, California. Prior to 1994, Mr. Liddell owned and managed wholesale nutrition product stores in Los Angeles. Mr. Liddell received a Bachelor of Arts from the University of Oklahoma in Communications in 1984 and a graduate degree from Parson School of Design in New York, New York in 1987. He is the brother of Mark Liddell and Mike Liddell.

Service on the Board

        Term of Board Service. Messers. Mike Liddell, Mark Liddell and Robert Brooks were appointed to the Board of Directors on July 11, 1997. David Houston was appointed to the Board in July 1998. Mickey Liddell was appointed to the Board in January 1999.

        Board Meetings and Committees. The Board of Directors held five meetings in 1998. No director missed more than 25% of the meetings held by the Board of Directors. In addition to the four meetings, the Board adopted seven resolutions by written consent.

        The Board of Directors established an Audit Committee which held its first meeting in March 1998 with all members participating. The Audit Committee recommends to the whole Board of Directors the selection of independent certified public accountants to audit annually the books and records of the Company, reviews the activities and report of the independent certified public accountants, and reports the results of such review to the whole Board of Directors. The Audit Committee also monitors the internal controls of the Company. In 1998 it was composed of Charles E. Davidson (chair), Robert E. Brooks and Mark Liddell, all of whom were non-employee directors at the time of the first meeting. Mr. Liddell has since become the Company's President and no longer serves on the Audit Committee. David Houston replaced Mr. Liddell on the Audit Committee. In December 1998, Charles E. Davidson resigned from the Board of Directors and the Audit Committee. Mr. Davidson's successor, Mickey Liddell, replaced him on the Audit Committee.

        In August of 1998, the Board created a committee of independent directors to oversee the negotiation, drafting and execution of a Line of Credit between the Company and Charles Davidson, Mike Liddell and Mark Liddell each of whom were directors. The independent committee consisted of Robert Brooks and David Houston.

        In 1998, the Board did not delegate its functions to any other standing committee, and thus did not create executive, compensation, nominating or other similar committees.

Director Compensation. The Company pays its non-employee directors a monthly retainer of $1,000 and a per meeting fee of $500 and reimburses all ordinary and necessary expenses incurred in the conduct of the Company's business.

Liability of Directors and Officers and Indemnification. As permitted by the Delaware General Corporate Law (the "DGCL"), the Company's Certificate of Incorporation eliminates in certain circumstances the monetary liability of the directors for a breach of their fiduciary duty. These provisions do not eliminate liability of the directors for (i) a breach of the director's duty of loyalty to the Company or its Stockholders, (ii) acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability arising under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (iv) any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate the liability of a director for violations of the Federal securities laws, nor do they limit the rights of the Company or its Stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

        The Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. The Bylaws and the DGCL, further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate of Incorporation, the Bylaws, any agreement, vote of Stockholders or disinterested directors or otherwise.

                  OTHER INFORMATION ABOUT DIRECTORS, OFFICERS,
                            AND CERTAIN STOCKHOLDERS

Beneficial Ownership of Directors, Officers and Certain Stockholders

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of August 15, 1999, by (i) each director, (ii) each named executive officer in the Summary Compensation Table, (iii) each person known or believed by the Company to own beneficially five percent or more of the Common Stock and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)                        Beneficial Ownership
-----------------------------------------------------------------------------------------
                                                          Shares            Percentage(2)
                                                         --------------------------------
Mike Liddell(3)                                           234,391              6.8%
6307 Waterford Blvd., Suite 100
Oklahoma City, OK  73118

Mark Liddell(4)                                           119,466              3.5%
6307 Waterford Blvd., Suite 100
Oklahoma City, OK  73118

Charles E. Davidson(5)                                  1,349,324             39.16%
411 West Putnam Avenue
Greenwich, CT  06830

Wexford Management, LLC(6)                                555,948             16.1%
411 West Putnam Avenue
Greenwich, CT 06830

Peter M. Faulkner(7)                                      240,773              7.0%
767 Third Avenue, Fifth Floor
New York, New York 10017

Robert Brooks                                                   *                *
343 3rd Street
Suite 205
Baton Rouge, LA  70801

David Houston                                                   *                *
1120 N.W. 63rd
Suite 360
Oklahoma City, OK  73116

Mickey Liddell                                                  *                *
8265 Sunset Blvd.
Suite 200
Los Angeles, CA  90046

Gary C. Hanna (8)                                               *
Ronald D. Youtsey (9)                                           *
Raymond P. Landry (10)                                          *

All directors and executive officers as a group           353,857             10.30%
(8 individuals)
--------------------
*       Less than one percent.

(1) Unless otherwise indicated, each person or group has sole voting power with respect to all listed shares.

(2) Each listed person's percentage ownership is determined by assuming that options, warrants and other convertible securities that are held by such person and that are exercisable or convertible within sixty (60) days have been exercised.

(3) Includes shares of Common Stock held of record by Liddell Investments, L.L.C. Mr. Liddell is the sole member of Liddell Investments, L.L.C.

(4) Includes shares of Common Stock held of record by Liddell Holdings, L.L.C. Mr. Liddell is the sole member of Liddell Holdings, L.L.C.

(5) Includes 1,322,251 shares of Common Stock held by CD Holding, L.L.C. and 27,073 shares of Common Stock held in an IRA for Mr. Davidson. Mr. Davidson is the sole member of CD Holding, L.L.C. Does not include 555,948 shares of Common Stock held by the Wexford Entities (as defined below). Mr. Davidson is the Chairman and controlling member of Wexford Management, L.L.C. Mr. Davidson disclaims beneficial ownership of the 555,948 shares owned by the Wexford Entities.

(6) Includes shares of Common Stock owned by the following investment funds (the "Wexford Entities") that are affiliated with Wexford Management:
        Wexford Special Situations 1996, L.P.; Wexford Special Situations 1996 Institutional, L.P.; Wexford Special Situations 1996, Limited; Wexford-Euris Special Situations 1996, L.P.; Wexford Spectrum Investors, L.L.C.; Wexford Capital Partners II, L.P.; Wexford Overseas Partners I, L.P.

(7)     Includes shares of Common Stock owned by the following investment funds:
        PMF Partners, L.L.C., Rumpere Capital, L.P., and Rumpere Capital Fund, Ltd.

(8) Gary Hanna served as the Company's President from July 1997 until April 1998. In April 1998, Mr. Mark Liddell became the President of the Company.

(9) Ronald Youtsey served as the Company's Chief Financial Officer from July 1997 until October 1998.

(10) Mr. Landry's share ownership reflects options for 1,200 shares, which are currently exercisable.

Executive Compensation

        The following table sets forth the compensation paid or accrued to the Chief Executive Officer and any other executive officer whose annual compensation exceeded $100,000 (the "named executives") through the three years ended December 31, 1998, in all capacities in which they served during that period.


                                                                  Long Term
Name and Principal                       Annual                  Compensation     All Other
   Position           Year           Compensation(1)(2)             Awards       Compensation
-----------------------------------------------------------------------------------------------
                                    Salary        Bonus
                                    --------------------
Mike Liddell          1998          $133,333         ---               ---             ---
Chief Executive
 Officer(3)

Mark Liddell          1998          $133,333         ---               ---             ---
President(4)

Raymond P. Landry     1998          $156,000         ---               ---             ---
Executive Vice-       1997          $156,000     $78,000           $60,000             ---
President(5)          1996          $161,962     $25,000               ---             ---

Gary Hanna            1998           $41,666
President (6)

Ronald Youtsey        1998          $104,166
Chief Financial Officer(7)

Wayne A. Benninger    1998               ---         ---               ---             ---
Vice-President        1997          $ 95,506     $65,500               ---             ---
Strategic Planning(8) 1996          $116,804         ---               ---             ---

Thomas Stewart        1998               ---         ---               ---             ---
Vice-President of     1997          $ 83,359     $53,000               ---             ---
Operations(9)         1996          $108,808         ---               ---             ---

----------------

(1) Amounts shown include cash and non-cash compensation earned and received by the named executives as well as amounts earned but deferred at their election.

(2) The Company provides various perquisites to certain employees, including the named executives. In each case, the aggregate value of the perquisite provided to the named executives did not exceed 10% of such named executive's annual salary and bonus.

(3) Mr. Mike Liddell became the Chief Executive Officer of the Company on April 28, 1998. Mr. Liddell's salary was not paid directly by Gulfport. His services were provided pursuant to the Administrative Services Agreement and the compensation amount reflects the portion of his compensation from DLB Equities, L.L.C. that was allocated to the Company under such agreement. See "Certain Transactions".

(4) Mr. Mark Liddell was named President of the Company on April 28, 1998. Mr. Liddell's salary was not directly paid by Gulfport. His services were provided pursuant to the Administrative Services Agreement and the compensation amount reflects the portion of his compensation from DLB Equities, L.L.C. that was allocated to the Company under such agreement. See "Certain Transactions".

(5) Mr. Landry received a $25,000 sign-on bonus per the terms of his employment contract, payment of which was deferred to 1996. Mr. Landry received $78,000 in compensation during 1997 as a participant of the employee stay bonus program. Mr. Landry ceased to be an Executive Vice President on May 5, 1998, but continued to serve as an employee of the Company until July 11, 1999.

(6) Mr. Gary Hanna served as the Company's President from July 11, 1997 until April 28, 1998. During such period, Mr. Hanna was compensated by DLB Oil & Gas, Inc. under the First Administrative Service Agreement. The compensation amount reflects the portion of his DLB compensation that was allocated to the Company under the Administrative Service Agreement.

(7) Mr. Ronald Youtsey served as the Company's Chief Financial Officer from July 1997 until October 1998. During the period from January 1, 1998 until April 28, 1998, Mr. Youtsey's compensation was paid by DLB Oil & Gas, Inc. under the First Administrative Service Agreement. From April 28, 1998 until October 1998, Mr. Youtsey's compensation was paid by DLB Equities, LLC pursuant to the Amended Administrative Service Agreement. The compensation amount reflects the portion of his compensation allocated to the Company in 1998.

(8) Mr. Beninger resigned as Vice President of Strategic  Planning on August 31,
1997.   During  1997,  Mr.  Beninger  received  $65,500  in  compensation  as  a participant of the employee stay bonus program.

(9) Mr. Stewart resigned as Vice President of Operations on July 11, 1997. During 1997, Mr. Stewart received $53,000 in compensation as a participant of the employee stay bonus program.

Stock Options Granted

        There were no grants of stock options to named executive employees in 1998. The following table sets forth information concerning the grant of stock options during 1997 to the named executives.

                           Individual Grants
                      ---------------------------
                      Number of         #of Total
                      Securities          Options
                      Underlying         Granted
                      Options           Employers          Exercise      Expiration
Name                  Granted(#)         in 1997          Price ($/SH)     Date(1)
---------------------------------------------------------------------------------------
Raymond P. Landry              1,200       100%           $3.50              --

(1) Mr. Landry was granted 60,000 options under an employment agreement that was part of the Plan, which was confirmed on July 11, 1997. No expiration term for the options was specified under the employment agreement. The options were adjusted to give effect of the March 1999 50 to 1 reverse stock split.

Stock Option Holdings

        The following table sets forth the number of unexercised options held by named executives as of December 31, 1998. No options were exercised in 1997 and no options were in-the-money as of December 31, 1998.


                                                                  Number of
                                                             Options at FY-End(1)
Name                                                      Exercisable   Unexercisable
---------------------------------------------------------------------------------------
Raymond P. Landry                                             ---           1,200


(1)     These options were exercisable at $3.50 per share.

Compensation Report

        Administrative Services Agreement. When the Company was reorganized effective July 11, 1997, it entered into an administrative services agreement with the DLB Oil & Gas, Inc. (the "Services Agreement"), which was then a publicly traded, oil and gas company and the Company's largest stockholder. By entering into the Services Agreement, the Company shared management and personnel costs with DLB Oil & Gas, Inc. and substantially reduced the general and administrative costs it had historically paid. When DLB Oil & Gas, Inc. was subsequently acquired by Merger with Chesapeake Energy Corporation, the Company shares that DLB Oil & Gas, Inc. had held were distributed to the former DLB shareholders and DLB Oil & Gas, Inc. ceased to hold shares in the Company. The Merger also required that DLB Oil & Gas, Inc. be relieved of its obligations under the Services Agreement and that all amounts due it be paid. To satisfy this requirement, Mark Liddell and Mike Liddell, directors, executive officers and principal stockholders of the Company, formed DLB Equities, LLC ("DLB Equities"), which assumed the DLB Oil & Gas, Inc. obligations and paid all amounts due DLB Oil & Gas, Inc., including amounts due under the Services Agreement. The Company then became obligated to DLB Equities and DLB Equities undertook to provide management and administrative services to the Company.
See Certain Transactions -- Administrative Services Agreement below.

        Under the Services Agreement, DLB Equities allocated that portion of its general and administrative overhead attributable to the Company's operations to the Company, which reimbursed DLB Equities on a monthly basis. General and administrative overhead is composed of the actual cost of personnel and services and third party charges. The Company's disinterested directors determined that at that time, this arrangement was more cost effective than hiring executive and other personnel directly and would result in lower general and administrative costs. Mark Liddell and Mike Liddell, co-owners of DLB Equities, did not participate in approving DLB Equities' assumption of the Services Agreement.

        In May 1999, the Company created a Compensation Committee to review the Administrative Services Agreement and the compensation paid to the executive officers. During 1999, DLB Equities devoted the majorityl of its staff time to the Company's business and the Services Agreement acted only as a pass through arrangement where the Company was paying 100% of the general and administrative costs of DLB Equities. As a result, the Compensation Committee voted to terminate the Services Agreement on May 18, 1999 and employ the DLB Equities employees directly. The Company believes that under this arrangement the financial statements of the Company will more accurately reflect the Company's actual general and administrative expenses.

Dated:  August 15, 1999                              The Board of Directors of
                                                    Gulfport Energy Corporation

                                                    Mr. Mike Liddell, Chairman


Compensation Committee Interlocks and Insider Participation

        During 1998 the Company's executive officers were compensated directly through a Services Agreement with DLB Equities. See Compensation Report above and Certain Transactions -- Administrative Services Agreement below. No executive officer or employee of the Company participated in Board decisions about the Services Agreement or executive compensation. In 1998, no member of the Board and no employee of the Company served or had served on the compensation committee (or board of directors of a corporation lacking a compensation committee) of a corporation employing a member of the Board. In January 1999, Mickey Liddell joined the Board of the Company and became one member on the three member compensation committee. Mickey Liddell is the President of Banner Entertainment, LLC, a privately held entertainment company. Mike Liddell and Mark Liddell are members and equity owners of Banner Entertainment, LLC.

Employment Contracts

        As required in the Company's reorganization, the Company and Mr. Ray Landry entered into a two-year employment agreement commencing July 11, 1997. This employment agreement provided for a salary of $156,000 per year and stock options to purchase 60,000 shares of the Company's common stock at $3.50 per share pursuant to a stock option agreement to be established by the Company. In March 1999, the Company effected a 50 to 1 reverse stock split. Accordingly, Mr. Landry's options were decreased to 1,200. This employment agreement expired on July 11, 1999 and was not renewed by the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons beneficially owning more that 10% of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and with the Company.

        Based solely on a review of the reports sent to the Company and written responses from the executive officers and directors, the Company believes that each of its directors and executive officers met his Section 16(a) filing obligations.

Certain Transactions

Subsequent to the Effective Date of the Plan of Reorganization, substantially all of the Company's former unsecured creditors became shareholders. In the ordinary course of business, the Company still conducts business activities with a substantial number of these shareholders.

      DLB paid $1,515,000 in reorganization costs incurred on the Company's behalf, which was satisfied by the issuance of stock in connection with the Company's 1997 stock rights offering. These costs were included in reorganization cost incurred during the six months and 10 days ended July 10, 1997. In addition, DLB charged the Company $465,000 for management services provided to it during the period July 11, 1997 through December 31, 1997. During the period May 1, 1997 through July 10, 1997, DLB was the operator on the WCBB properties in which the Company had a 50% working interest at that time. Subsequent to that date, the WCBB properties were contributed to the Company for common stock, as described above, and the Company became the operator of these properties.

     DLB Oil & Gas, Inc. ("DLB") and Wexford Management LLC ("Wexford") were, along with the Company, co-proponents in the Plan of Reorganization. As of December 31, 1997, DLB and Wexford owned approximately 49% and 8%, respectively, of the Company's outstanding common stock. During April of 1998, DLB distributed all of its shares in the Company to its shareholders prior to its acquisition by Chesapeake Energy Corporation.

        Administrative Service Agreement

     Pursuant to the terms and conditions of the Administrative Services Agreement, DLB Oil & Gas, Inc. agreed to make available to the Company personnel, services, facilities, supplies, and equipment as the Company may need, including executive and managerial, accounting, auditing and tax, engineering, geological and geophysical, legal, land and administrative and clerical services. The initial term was one year beginning on the date of the Administrative Services Agreement. The Administrative Services Agreement continues for successive one-year periods unless terminated by either party by written notice no less than 60 days prior to the anniversary date of the Administrative Services Agreement. During the year ended December 31, 1997, the services of Gary C. Hanna and Ronald D. Youtsey, the Company's then President and Secretary, respectively, were provided under this agreement. On April 28, 1998, in connection with the acquisition of DLB Oil & Gas, Inc. by Chesapeake Energy Corporation, the obligations of DLB under the Administrative Services Agreement were assigned to DLB Equities, L.L.C. From April 1998 through December 31, 1998, the services of Mike Liddell, Chief Executive Officer, and Mark Liddell, President, were provided under the Administrative Services Agreement. DLB Equities, L.L.C. is owned equally by Mike and Mark Liddell.

     In return for the services rendered under the Administrative Services Agreement, the Company pays a monthly service charge based on the pro rata proportion of the Company's use of services, personnel, facilities, supplies and equipment provided by DLB Equities, L.L.C. as determined by DLB Equities, L.L.C. in a good-faith, reasonable manner. The service charge was calculated as the sum of (i) DLB Equities, L.L.C.'s fully allocated internal costs of providing personnel and/or performing services, (ii) the actual costs to DLB Equities,

L.L.C. of any third-party services required, (iii) the equipment, occupancy, rental, usage, or depreciation and interest charges, and (iv) the actual cost to DLB Equities, L.L.C. of supplies. The fees provided for in the Administrative Services Agreement were approved by the Bankruptcy Court as part of the Plan and the Company believes that such fees are comparable to those that would be charged by an independent third party. The Company paid fees totaling $969,000 during 1998.

     At December 31, 1997, Gulfport owed DLB approximately $1,600,000 for services rendered pursuant to the Administrative Services Agreement. In March 1998, in order to facilitate the acquisition of DLB by Chesapeake Energy Corp., Mike Liddell, Mark Liddell and Charles Davidson purchased the receivable from DLB for its then outstanding amount of approximately $1,600,000. Each of Messrs. Mike and Mark Liddell and Mr. Davidson subsequently transferred his portion of the receivable to Liddell Investments, L.L.C., Liddell Holdings, L.L.C. and CD Holdings, L.L.C., respectively. The receivable accrued interest at the rate of LIBOR plus 3% per annum.

     Liddell Investments, L.L.C., Liddell Holdings, L.L.C., and CD Holdings, L.L.C., exercised 632,484 rights in the November 20, 1998 Rights Offering through debt forgiveness.

     During the year ended December 31, 1998, the Company sold $2,058,000 in oil to a DLB subsidiary. During the period July 11, 1997 through December 31, 1997, the Company sold $4,335,000 in oil to a DLB subsidiary GEMCO. These sales occurred at prices which the Company could be expected to obtain from an unrelated third party.

        Stockholder Credit Facility

     On August 18, 1998, the Company entered into the Stockholder Credit Facility, a $3,000,000 revolving credit facility with Liddell Investments, L.L.C., Liddell Holdings, L.L.C., CD Holdings, L.L.C. and Wexford Entities (collectively "Affiliated Stockholders"). Borrowing under the Stockholder Credit Facility was due on August 17, 1999 and bore interest at LIBOR plus 3%. Pursuant to the Stockholder Credit Facility, the Company paid the Affiliated Eligible Stockholders an aggregate commitment fee equal to $60,000. The Company repaid $2,000,000 of principal under the Amended ING Credit Agreement with borrowings under the Stockholder Credit Facility. The remaining $1,000,000 was used for working capital and general corporate purposes. The Affiliated Stockholders paid the Subscription Price for 1,200,000 Shares in the 1998 Rights Offering through the forgiveness of the amount owed to them under the Stockholder Credit Facility. No amounts remained outstanding under the Stockholder Credit Facility at December 31, 1998.

Performance Graph

        The following graph compares the market values of the Company's Common Stock to the Nasdaq Market Index and a group of companies selected by the Company and with whom the Company competes (the "Peer Group"). The graph assumes an investment of $100 on July 11, 1997 (the Plan Confirmation Date), and that all dividends were reinvested and are weighted on a market capitalization basis. Following confirmation of the Company's Plan on July 11, 1997, through December 31, 1997, the Company's Common Stock traded sporadically in the over-the-counter market. During the period, no bid/ask prices were posted. For purposes of this graph, the Company has used the price of $3.50 per share as the initial per share price on July 11, 1997. The $3.50 per share price was used for the settlement of claims in the Company's Plan. The closing trade price in December 1997 occurred on December 22, 1997, and was $3.50 per share. The 1998 price reflects the closing price of the stock on last trading day in 1998. The stock is currently trading in the over-the-counter market. Given the sporadic trading and the lack of significant trading volume, the results shown on the graph may not necessarily be indicative of long-term results.

                               [performance graph]

        Company/Index/Market                7/11/1997     12/31/97     12/31/98
        --------------------                ---------     --------     --------
        Gulfport Energy Corporaiton         $100.00       $100.00       $1.43

        Peer Group                          $100.00       $103.83       $62.57

        NASDAQ Market Index                 $100,00       $109.24       $154.08


        The Peer Group is composed of Kelley Oil & Gas, Inc., PetroCorp Incorporated, St. Mary Land & Exploration Company, Stone Energy Corporation and Texas Meridian Resources Corporation. National Energy Group is not included in this year's Peer Group because they have become delisted. Pursuant to SEC rules, this section of the Proxy Statement is not deemed "Filed" with the SEC and is not incorporated by reference into the Company's Annual Report on Form 10-K.

                   OTHER INTFORMATION ABOUT THE ANNUAL MEETING

Independent Accountants

        The firm of Hogan & Slovacek LLP served as the Company's independent auditors for 1998. this firm has advised the Company that it has no direct or indirect financial interest in the Company. The Board has not asked the Stockholders to ratify its selection of auditors, believing that stockholder ratification is anachronous and unnecessary.

Additional Information

        The Company's Annual report on Form 10-K, including the financial statements and schedule thereto, for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, will be furnished without charge to any stockholder upon written request addressed to Ms. Lisa Holbrook, General Counsel, Gulfport Energy Corporation, 6307 Waterford Blvd., Suite 100, Oklahoma City, OK 73118. Stockholders requesting exhibits to the form 10-K will be provided the same upon payment of reproduction expenses.

                                         By the Order of the Board of Directors



                                                     Lisa Holbrook
                                                    General Counsel


October 18, 1999